EXHIBIT 99.1

        WOODHEAD INDUSTRIES REPORTS NET INCOME UP 15% IN THE 2003 FISCAL
               FOURTH QUARTER AND UP 158% FOR THE FULL FISCAL YEAR

DEERFIELD, Ill.--November 14, 2003 -- Woodhead Industries, Inc., (Nasdaq: WDHD) today announced financial results for the fourth quarter and full fiscal year ended September 27, 2003. Highlights include:

>>  Fiscal 2003 revenue increased 5.2%

>>  Fiscal 2003 Connectivity Segment sales increased 12.6%

>>  Income from operations increased 15.7% for the year

>>  Income from operations increased 17.0% for the fourth quarter

>> Gross margin in the fourth quarter was 37.9%, an increase from 34.4% last year


Philippe Lemaitre, Woodhead Industries' Chairman and Chief Executive Officer, commented, "Our company has performed well considering the economic difficulties over the past few years. During the past year we have taken the necessary steps to strategically position our company for growth in 2004 and beyond. Cash flow from operations continued to be very strong this year and we ended fiscal 2003 with $22.5 million in cash. There are now signs that a manufacturing recovery could be forthcoming, as we saw an improvement in order activity in September and October and we expect large projects to be freed up in the second half of 2004."


FOURTH QUARTER RESULTS


Revenues for the 2003 fiscal fourth quarter were $44.3 million, up 2.1% compared to $43.4 million in the same quarter last year. Exchange rate changes increased revenue by $2.2 million and the sale of the AKAPP operation in the fiscal first quarter reduced revenue by $1.6 million compared to the prior year. Income from operations for the quarter was $2.3 million, up 17.0% when compared to $2.0 million for the same period last year. Net income for the quarter was $0.8 million or $0.07 per share, compared to $0.7 million or $0.06 per share in the fourth quarter of 2002.


In the fourth quarter, the company expensed $0.9 million for the previously announced migration of products from its Aero-Motive subsidiary (AMCO) in Kalamazoo, Michigan to the company's Juarez, Mexico facility. The tax rate for the quarter was abnormally high and changes in foreign currencies also negatively affected profits. Offsetting these items were the benefit from the sale of AMCO's workstation product line, a gain of $0.8 million, and changes in retiree medical benefits, which increased profits by $0.7 million.


In the Connectivity Segment, fourth quarter sales increased 12.9% to $32.1 million, versus $28.4 million in the same period last year. Half of the increase was due to exchange rate changes. Income from operations was $1.9 million, up substantially from $81,000 in the fiscal 2003 fourth quarter due to increased volume and lower obsolescence costs.


Fourth quarter sales in the Electrical Segment were $12.2 million compared to $15.0 million in the prior year's fourth quarter. Half of this decrease was related to the sale of the AKAPP operations. Income from operations was $1.3 million versus $2.0 million earned in the 2002 fourth quarter. The decrease was primarily due to the AMCO restructuring charges of $0.9 million.


Gross margin in the fourth quarter was 37.9%, an increase from 34.4% last year. The increase was driven by the on-going migration of products to the company's Juarez, Mexico plant, efforts to improve efficiencies in all locations and lower obsolescence costs.


Robert Fisher, Vice President Finance and Chief Financial Officer, stated, "Our diverse international presence continued to benefit us this quarter. We experienced especially strong results in the UK, Germany, Italy, and Japan."


He also commented, "Fulfilling our commitment to our long-term strategic plan regarding AMCO, we were pleased to successfully complete the sale of our workstation product line during the quarter. We remain on track to sell another AMCO product line in the first quarter of fiscal 2004."


FISCAL 2003 RESULTS


Revenues for the 2003 fiscal year were $179.0 million, up 5.2% compared to $170.2 million in 2002. Most of the increase was due to exchange rate changes. Total income from operations increased 15.7% to $9.2 million from $7.9 million last year. For the full year, net income was $6.6 million, up from $2.5 million in the previous year.


Connectivity Segment sales were $126.3 million in fiscal 2003 versus $112.2 million in 2002, an increase of 12.6%. Income from operations was $5.1 million, compared to $2.9 million last year.


Electrical Segment sales in fiscal 2003 were $52.7 million and income from operations was $4.8 million compared to sales of $58.0 million and income from operations of $5.8 million during the previous year.


At year-end, the company had cash on hand of $22.5 million after the repayment of $4.2 million of debt. This is up $9.4 million from a year ago due to strong cash flow from operations, the sale of the AKAPP business and the AMCO product line. Cash flow from operations was $17.5 million for fiscal 2003 compared to $24.5 last year.


Backlog at the end of the year was $16.0 million, up 11.9% from $14.3 million one year ago.


OUTLOOK


Philippe Lemaitre explained, "Although there have been positive signs that the manufacturing sector is improving, we continue to be cautious in our short-term revenue plans as customers are still hesitant to commit to large scale projects. Also, while we will continue to drive the operational and engineering programs started over the last three years, we will be increasing our investment in sales and marketing beginning in the first quarter of fiscal 2004 to capture worldwide market share. These new initiatives, which will cost about $0.25 per share for the year, will set the stage for incremental growth in the second half of 2004."

Lemaitre added, "We currently expect first quarter 2004 revenues to be 3% to 5% higher than last year's first quarter. We expect first half earnings, including the sales and marketing investments, continued restructuring expenses and the sale of the second AMCO product line, to be in the range of $0.20 to $0.24 per share. The second half of the fiscal year should produce earnings of approximately $0.40 per share as our new programs and initiatives gain traction and drive revenue increases. Overall, we anticipate full year 2004 revenue to be 10% to 13% higher than 2003."


This press release contains statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties. In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition, and other issues discussed in our Form 10-K and other SEC filings.


Conference Call


Woodhead Industries, Inc., will host a conference call today, November 14, 2003, at 11:00 am Eastern Standard Time to discuss performance and financial results for the fiscal fourth quarter and full year. To access a live internet webcast of the conference call, visit the Company's website at www.woodhead.com and select the webcast icon. A replay of the conference call will be archived and available on the Company's website following the live event.





About Woodhead Industries, Inc.


Woodhead Industries, Inc. develops, manufactures and markets electronic and industrial communications products, primarily serving the global automation and control market with connectivity solutions and specialty electrical products. Through its connectivity group, Woodhead provides the industrial automation industry with a single, worldwide source for industrial communications and connectivity solutions. Its product lines, comprised of five recognized industry-leading brands: SST(TM), Brad Harrison(R), mPm(R), RJ Lnxx(R), and applicom(R) make Woodhead the premier supplier of application-specific connectivity solutions.


                               [TABLES TO FOLLOW]

EXHIBIT 99.1


WOODHEAD INDUSTRIES, INC.  CONSOLIDATED INCOME STATEMENT
(Amounts in thousands, except per share data)

                                                         QUARTER ENDED                      TWELVE MONTHS ENDED
                                                 9/27/2003  9/28/2002 % CHANGE         9/27/2003 9/28/2002  % CHANGE
                                                 -------------------------------       -------------------------------
NET SALES                                          $ 44,302  $ 43,376      2.1%         $179,038 $ 170,179       5.2%
  Cost of Sales                                      27,522    28,474     (3.3%)         112,991   107,770       4.8%
                                                 ---------------------                 --------------------
GROSS PROFIT                                         16,780    14,902     12.6%           66,047    62,409       5.8%
  % of Net Sales                                      37.9%     34.4%                      36.9%     36.7%
OPERATING EXPENSES                                   13,536    12,907      4.9%           54,790    53,451       2.5%
RESTRUCTURING AND OTHER RELATED CHARGES                 910         -                      2,065     1,015
                                                 ---------------------                 --------------------
TOTAL OPERATING EXPENSE                              14,446    12,907     11.9%           56,855    54,466       4.4%
  % of Net Sales                                      32.6%     29.8%                      31.8%     32.0%
INCOME FROM OPERATIONS                                2,334     1,995     17.0%            9,192     7,943      15.7%
                                                 ---------------------                 --------------------
  % of Net Sales                                       5.3%      4.6%                       5.1%      4.7%
OTHER EXPENSES
  Interest Expense                                      560       590     (5.1%)           2,862     2,895      (1.1%)
  Other (Income)/Expenses, Net                         (291)     (328)                    (2,901)      (75)
                                                 ---------------------                 --------------------
OTHER EXPENSES                                          269       262      2.7%              (39)    2,820
                                                 ---------------------                 --------------------
INCOME BEFORE TAXES AND DISCONTINUED OPERATIONS       2,065     1,733     19.2%            9,231     5,123      80.2%
  % of Net Sales                                       4.7%      4.0%                       5.2%      3.0%
PROVISION FOR INCOME TAXES                            1,227     1,002     22.5%            3,392     2,578      31.6%
                                                 ---------------------                 --------------------
INCOME FROM CONTINUING OPERATIONS                     $ 838     $ 731     14.6%          $ 5,839   $ 2,545     129.4%
  % of Net Sales                                       1.9%      1.7%                       3.3%      1.5%
                                                 ---------------------                 --------------------
DISCONTINUED OPERATIONS
  Income From Discontinued AKAPP Operations
    (Including Gain on Disposal of $725)                  -         -                        733         -
  Income Tax Expense                                      -         -                          3         -
                                                 ---------------------                 --------------------
INCOME FROM DISCONTINUED OPERATIONS                       -         -                        730         -
                                                 ---------------------                 --------------------
NET INCOME                                            $ 838     $ 731     14.6%          $ 6,569   $ 2,545     158.1%
  % of Net Sales                                       1.9%      1.7%                       3.7%      1.5%
                                                 =====================                 ====================

EARNINGS PER SHARE, DILUTED
From continuing operations                           $ 0.07    $ 0.06     16.7%           $ 0.49    $ 0.22     122.7%
As reported                                          $ 0.07    $ 0.06     16.7%           $ 0.55    $ 0.22     150.0%

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
  Diluted                                            12,085    11,920      1.4%           11,930    11,829       0.9%
                                                 =====================                 ====================
DIVIDENDS PER SHARE                                  $ 0.09    $ 0.09      0.0%           $ 0.36    $ 0.36       0.0%
                                                 =====================                 ====================


SEGMENT DATA                                        QUARTER ENDED:                     TWELVE MONTHS ENDED
                                                 9/27/2003  9/28/2002 % CHANGE         9/27/2003 9/28/2002  % CHANGE
                                                 -------------------------------       -------------------------------
NET SALES
CONNECTIVITY                                       $ 32,060  $ 28,386     12.9%         $126,315 $ 112,171      12.6%
ELECTRICAL                                           12,242    14,990    (18.3%)          52,723    58,008      (9.1%)
                                                 ---------------------                 --------------------
TOTAL                                              $ 44,302  $ 43,376      2.1%         $179,038 $ 170,179       5.2%
                                                 =====================                 ====================

INCOME FROM OPERATIONS
CONNECTIVITY                                        $ 1,900      $ 81                    $ 5,098   $ 2,901      75.7%
ELECTRICAL                                            1,267     2,029    (37.6%)           4,772     5,769     (17.3%)
CORPORATE AND OTHER                                    (833)     (115)                      (678)     (727)
                                                 ---------------------                 --------------------
TOTAL                                               $ 2,334   $ 1,995     17.0%          $ 9,192   $ 7,943      15.7%
                                                 =====================                 ====================


WOODHEAD INDUSTRIES, INC.  CONSOLIDATED BALANCE SHEET
(Amounts in thousands)


ASSETS                                                                             9/27/2003    9/28/2002
                                                                                 ---------------------------
CURRENT ASSETS
   Cash and short-term investments                                                    $ 22,547     $ 13,152
   Accounts receivable                                                                  31,017       30,770
   Inventories                                                                          13,020       14,825
   Prepaid expenses                                                                      4,816        2,870
   Refundable income taxes                                                               1,625        1,971
   Deferred income taxes                                                                 2,403        3,119
------------------------------------------------------------------------------------------------------------
   TOTAL CURRENT ASSETS                                                                 75,428       66,707
 Property, plant and equipment, net                                                     60,391       64,053
 Goodwill, net                                                                          32,290       28,757
 Deferred income taxes                                                                   3,018        3,339
 Other Assets                                                                            1,322        3,795
------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                         $ 172,449    $ 166,651
------------------------------------------------------------------------------------------------------------

 LIABILITIES AND STOCKHOLDERS' INVESTMENT
 Current Liabilities
   Accounts payable                                                                    $ 8,343      $ 9,119
   Accrued expenses                                                                     13,586       12,785
   Income taxes payable                                                                    539        1,640
  Current portion of long-term debt                                                      5,700        4,200
------------------------------------------------------------------------------------------------------------
 TOTAL CURRENT LIABILITIES                                                              28,168       27,744
 Long-term debt                                                                         30,900       36,600
 Deferred income taxes                                                                   2,496        1,771
 Other Liabilities                                                                       2,435        3,191
------------------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES                                                                      63,999       69,306

 STOCKHOLDERS' INVESTMENT:
   Common stock at par (shares issued: 12,011, at 9/27/03, 11,817 at 9/28/02)           12,011       11,817
   Additional paid-in capital                                                           18,578       16,526
   Deferred stock compensation                                                            (773)        (218)
   Accumulated other comprehensive income / (loss)                                       2,832       (4,292)
   Retained earnings                                                                    75,802       73,512
------------------------------------------------------------------------------------------------------------
      Total stockholders' investment                                                   108,450       97,345
------------------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES AND STOCKHOLDERS' INVESTMENT                                      $ 172,449    $ 166,651
------------------------------------------------------------------------------------------------------------
